Exhibit 3.196

State of Delaware Secretary of State Division of Corporations Delivered 05:40 PM 03/21/2005 FILED 05:34 PM 03/21/2005 SRV 050232732 – 3943199 FILE

CERTIFICATE OF INCORPORATION

OF

CRC MERGER ACQUISITION CORP.

FIRST: The name of the corporation is:

CRC Merger Acquisition Corp.

SECOND: The address of its registered office in the State of Delaware is 3500 S. DuPont Hwy, Dover, DE 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 1,000.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Kathryn Clamar DLA Piper Rudnick Gray Cary US LLP 153 Townsend Street, Suite 800 San Francisco, CA 94107-1922

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of March, 2005.

/s/ Kathryn Clamar
Kathryn Clamar, Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 07:21 PM 05/11/2005 FILED 07:21 PM 05/11/2005 SRV 050386192 – 3943199 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CRC MERGER ACQUISITION CORP.

CRC Merger Acquisition Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (“DGCL”) do hereby certify that:

FIRST: That the Sole Director of the Corporation, by a written consent, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that upon approval of the sole stockholder of the Corporation the First Article of the Certificate of Incorporation shall be amended to read as follows:

“ARTICLE I

The name of the corporation is Sierra Tucson Inc. (the “Corporation”)”

SECOND: That in lieu of a meeting and vote of sole stockholder, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, its Chief Executive Officer has executed this Certificate of Amendment on behalf of the Corporation on this 11th day of May 2005.

/s/ Dr. Barry W. Karlin
Dr. Barry W. Karlin, Chief Executive Officer